EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:       NV Energy                                                      NV Energy
Jennifer Schuricht                                          Rob Stillwell
jschuricht@nvenergy.com                           rstillwell@nvenergy.com
702.402.5241                                                    702.402.5683

NV ENERGY ANNOUNCES SENIOR LEADERSHIP CHANGES

Dilek Samil Named Chief Operating Officer

Jonathan S. Halkyard to Join Company as Chief Financial Officer

MAY 30, 2012 – Las Vegas – NV Energy, Inc. (NYSE: NVE) announced today two key senior leadership appointments.  Chief Financial Officer Dilek Samil was named Executive Vice President and Chief Operating Officer.  Jonathan S. Halkyard will join the Company as Executive Vice President and Chief Financial Officer.

Samil joined NV Energy as chief financial officer in 2010 and was previously president and chief operating officer for CLECO Power LLC.  She is a graduate of City College of New York, part of the City University of New York and has an MBA from the University of Florida.

Halkyard, 47, is Executive Vice President and Chief Financial Officer for Caesars Entertainment Corporation.  He joined Caesars in 1999 and has been in his current position for the past six years.  Halkyard holds a bachelor’s degree from Colgate University and an MBA from Harvard Business School.

Michael Yackira, President and Chief Executive Officer for NV Energy, commented on the appointments, “We have transformed NV Energy over the last decade and we are reshaping our organization to match the direction we’re taking in the coming years.  Dilek’s leadership within the company and her prior experience in operations made her a great fit for this new position. With Jonathan, we are adding a proven finance leader with extensive involvement in the southern Nevada community.”

Headquartered in Las Vegas, Nevada, NV Energy, Inc. is a holding company with principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, doing business as NV Energy. Serving a combined 45,592-square-mile service territory, NV Energy provides a wide range of energy services and products to approximately 2.4 million citizens of Nevada and nearly 40 million tourists annually.

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